Alaska Communications Board Announces CEO Succession Plan

ANCHORAGE, Alaska, December 1, 2010 — The Alaska Communications board of directors announced today its CEO succession plan. Liane Pelletier, currently chairman, CEO and president, will transition her roles as CEO and president to Anand Vadapalli effective February 1, 2011, at which time Anand will also join the board; Liane will retain her role as chairman of the board.

“This transition reflects significant long-term planning by the board of directors. The development of a strong internal candidate in Anand Vadapalli, the phase-in of new roles over the next 60 days and the retention of Liane Pelletier as chairman all reflect the care taken to assure that all of the company’s interests are well-served,” said Annette Jacobs, lead independent director.

“The board is thrilled to have one strong leader followed by another. Liane brought a compelling vision and strategy to ACS starting in late 2003, along with a laser focus on customers and process improvement. During the last seven years, the company has been reshaped to compete in the fastest growing segments of the telecom space, all reflected in growth and transformation of the company’s results. Under her leadership, ACS extended well beyond core communications and extended beyond Alaska, positioning for success with its target customers,” continued Jacobs.

“I have been privileged to lead this organization over the last seven years, and am thrilled to see the implementation of our succession plan play out as we had planned. Over the last four years, Anand has grown tremendously as a leader within our organization. His experience and skills equip him to both execute the strategy we have put in place, as well as to evolve the strategy for long-term success,” said Pelletier.

Anand Vadapalli joined Alaska Communications in August 2006 as senior vice president of network and information technology building on a successful career in telecommunications in the Lower 48. Over the last four years at ACS, Anand gained increasingly greater responsibility across the organization, and was promoted to COO in November 2009.

“We have observed Anand’s passion for the company vision, the Alaska market, our employees and our customers. We look forward to seeing Anand take the company to the next level. And, we thank Liane for her service and her continued role as chairman. We are happy for Liane as she applies her talents to new opportunities,” continued Jacobs.

“I appreciate the confidence Liane and the rest of the board has placed in me. Our talented and deeply committed employee base, the trust our customers have placed in us and the strategic choices we have made all provide a sound basis for growing the company. We have transformed significantly over the last several years and I can only see that pace of transformation accelerate as we position for long-term growth. I am honored to take this role, optimistic about our future and look forward to creating great value for our employees, customers and shareholders,” added Vadapalli.

About Alaska Communications
Headquartered in Anchorage, Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ: ALSK), through its subsidiaries, provides Alaska Communications services and is Alaska’s leading provider of broadband and other wireline and wireless solutions across businesses and consumers. The Alaska Communications wireline operations include the state’s most advanced data networks and the most diverse undersea fiber optic system connecting Alaska to the contiguous United States. The company’s wireless operations include a statewide 3G CDMA network, reaching across Alaska from the North Slope to Ketchikan, with coverage extended via best-in-class CDMA carriers in the Lower 49 and Canada. By investing in the fastest-growing market segments and attracting the highest-quality customers, Alaska Communications seeks to drive top and bottom-line growth, while continually improving the customer experience and cost structure through process improvement. More information can be found on the company’s website at www.alaskacommunications.com or at its investor site at www.alsk.com.

Forward-Looking Statements
This press release may include certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. In particular, statements about the timeline for the executive transition are based on our current expectations and beliefs about an orderly transition process.  While we expect and plan for the transition discussed in this press release to occur on February 1, 2011, events and circumstances (some of which may be beyond our control) may occur that lead us to change our plans.  Therefore, readers are cautioned not to put undue reliance on the specific details of the executive transition.

Contact:
ACS Corporate Communications:
Heather Cavanaugh, Director, Corporate Communications
(907) 564-7722
heather.cavanaugh@acsalaska.com

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